AMENDMENT TO

SUB-INVESTMENT ADVISORY AGREEMENT

WHEREAS, Fred Alger Management, LLC (the “Adviser”) and Redwood Investments, LLC (“Redwood”) entered into a sub-investment advisory agreement dated February 1, 2024 (as amended, supplemented and/or restated to date, the “Agreement”) for Redwood to provide certain sub-investment advisory services to Alger Global Equity Fund (formerly known as Alger Global Focus Fund) and certain series of each of The Alger Funds and The Alger Funds II; and

WHEREAS, effective August 6, 2024, Alger Global Focus Fund changed its name to Alger Global Equity Fund and Alger International Focus Fund, a series of The Alger Funds, changed its name to Alger International Opportunities Fund; and

WHEREAS, Redwood and the Adviser desire to update Schedule I of the Agreement to reflect the current names of the Series and add a new series of The Alger Funds to the Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereby amend the Agreement as follows:

1. All references in the Agreement to “Alger Global Focus Fund” are hereby deleted and replaced with “Alger Global Equity Fund.”

2. Schedule I of the Agreement is hereby deleted in its entirety and replaced with Schedule I as attached and incorporated by reference to this Amendment.

3. Except as otherwise provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties by their duly authorized officers, have caused this Amendment to be executed as of May 20, 2025.

REDWOOD INVESTMENTS, LLC		FRED ALGER MANAGEMENT, LLC

By:	/s/ Tina Payne	By:	/s/ Tina Payne
Name:	Tina Payne	Name:	Tina Payne
Title:	Chief Compliance Officer		Title: SVP, General Counsel, CCO,
Assistant Secretary

SCHEDULE I

Name of Series	Annual Fee	Reapproval Date
Alger International Opportunities Fund, a series of The Alger Funds	Amount equal to 100% of management fee paid by Series to Adviser with respect to the sub-advised assets	September 2025
Alger International Small Cap Fund, a series of The Alger Funds	Amount equal to 100% of management fee paid by Series to Adviser with respect to the sub-advised assets	September 2026
Alger Emerging Markets Fund, a series of The Alger Funds II	Amount equal to 100% of management fee paid by Series to Adviser with respect to the sub-advised assets	September 2025
Alger Global Equity Fund	Amount equal to 100% of management fee paid by Series to Adviser with respect to the sub-advised assets	September 2025